                                                                                                                                                                                                                     EXHIBIT 10.2

SECOND AMENDMENT TO SECOND AMENDED AND RESTATED

NOTE PURCHASE AGREEMENT AND SHELF AGREEMENT

            THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED NOTE PURCHASE AGREEMENT AND SHELF AGREEMENT (this “Amendment”), is made and entered into as of March 5, 2010, by and among NN, INC., a Delaware corporation (the “Company”), certain of its subsidiaries named below (the “Guarantors”), The Prudential Insurance Company of America (together with its successors and assigns, “Prudential”) and the other holders of the Notes from time to time party to the Note Agreement (as defined below) (collectively, and together with their successors and assigns, the “Noteholders”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors and the Noteholders are parties to a certain Second Amended and Restated Note Purchase Agreement and Shelf Agreement, dated as of March 13, 2009, as amended by that First Amendment to Second Amended and Restated Note Purchase Agreement and Shelf Agreement, dated as of July 31, 2009 (as further amended, restated, supplemented or otherwise modified from time to time, the “Note Agreement”); capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Note Agreement;

WHEREAS, the Company has requested certain amendments to the Note Agreement, and subject to the terms and conditions hereof, the Noteholders are willing to agree to such amendments;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Company and the Noteholders agree as follows:

1.         Amendments to Note Agreement.  The Note Agreement is amended as follows:

            (a)        Section 8.8.     Section 8.8 of the Note Agreement is amended by replacing the references to Sections 8.3(c) and 8.3(e) appearing in Section 8.8(b) with references to Sections 8.8(c) and 8.8(e).

            (b)        Section 10.2.   Section 10.2 of the Note Agreement is amended by replacing such Section in its entirety with the following:

                  Section 10.2     Leverage Ratio.  The Obligors shall not permit the Leverage Ratio, determined at the end of each quarterly fiscal period of the Company set forth below for the four fiscal quarter period ending on such date of determination, taken as a single accounting period, to be greater than:

Four fiscal quarter period ending date:	Maximum Leverage Ratio:
September 30, 2010	6.50:1.00
December 31, 2010	5.57:1.00
March 31, 2011	3.94:1.00
June 30, 2011	2.77:1.00
September 30, 2011 and thereafter	2.75:1.00

This covenant shall be suspended and shall not apply for the fiscal quarters ending March 31, 2010 and June 30, 2010.

            (c)        Section 10.3.   Section 10.3 of the Note Agreement is amended by replacing such Section in its entirety with the following:

Section 10.3     Capitalization Ratio.  The Obligors will not permit Consolidated Funded Debt at any time to exceed (a) 60% of Consolidated Total Capitalization on the Restatement Closing Date through June 29, 2010, (b) 61% of Consolidated Total Capitalization on June 30, 2010 through September 29, 2010, (c) 62% of Consolidated Total Capitalization on September 30, 2010 through March 30, 2011, (d) 61% of Consolidated Total Capitalization on March 30, 2011 through June 29, 2011, and (e) 60% of Consolidated Total Capitalization thereafter.

            (d)       Section 10.5. Section 10.5 of the Note Agreement is amended by replacing such Section in its entirety with the following:

Section 10.5     Interest Coverage Ratio.  The Obligors will not suffer or permit the ratio of (a) EBITDAR to (b) Consolidated Interest Expense, in each case for the four-fiscal quarter period ending on the dates set forth below, to be less than:

Four fiscal quarter period ending date:	Minimum Interest Coverage:
March 31, 2010	0.42:1.00
June 30, 2010	0.95:1.00
September 30, 2010	1.57:1.00
December 31, 2010	1.71:1.00
March 31, 2011	2.23:1.00
June 30, 2011 and thereafter	2.76:1.00

       (e)        Section 10.6.   Section 10.6 of the Note Agreement is amended by replacing such Section in its entirety with the following:
              Section 10.6     Minimum EBITDA.  For each period of four fiscal quarters ending on the last day of each quarterly fiscal period of the Company, commencing on March 31, 2010, the Obligors will not permit EBITDA to be less than:

Four fiscal quarter period ending date:	Minimum EBITDA:
March 31, 2010	$603,000
June 30, 2010	$7,245,000
September 30, 2010	$15,106,000
December 31, 2010	$17,623,000
March 31, 2011	$24,904,000
June 30, 2011 and thereafter	$32,077,000

       (f)        Section 10.7.   Section 10.7 of the Note Agreement is amended by replacing such Section in its entirety with the following:

Section 10.7     Capital Expenditures.  The Company will not, and will not permit any Subsidiary to, make Capital Expenditures in the aggregate for the Company and Subsidiaries in excess of: (i) $5,015,000 for the fiscal quarter ending March 31, 2010, (ii) $8,178,000 on a cumulative basis for the period of two fiscal quarters ending June 30, 2010, (iii) $12,867,000 on a cumulative basis for the period of three fiscal quarters ending September 30, 2010, (iv) $16,705,000 on a cumulative basis for the period of four fiscal quarters ending December 31, 2010, (v) $2,637,000 for the fiscal quarter ending March 31, 2011 and (vi) in excess of $5,274,000 on a cumulative basis for the period of two fiscal quarters ending June 30, 2011; provided that, the amount of permitted Capital Expenditures for any such fiscal period or cumulative fiscal period shall be reduced by the amount of Attributable Indebtedness of operating leases entered into by the Obligors in such fiscal period; provided further that, Capital Expenditures made with (A) net proceeds from a Material Recovery Event used to replace, rebuild or restore fixed assets in accordance with Section 8.8(a) hereof, and (B) net proceeds from asset dispositions used to replace such assets in accordance with Section 8.8(a) hereof, shall not be included in calculating Capital Expenditures for purposes of this Section 10.7.

         (g)        Section 10.9.   Section 10.9 of the Note Agreement is amended by replacing Subsection (b) of such Section in its entirety with the following:
(b)  any loans granted to or Capital Lease Obligations entered into by the Company or any Subsidiary for the purchase or lease of fixed assets (and refinancings of such loans or Capital Lease Obligations), which loans and Capital Lease Obligations shall only be secured by the fixed assets being purchased or leased, so long as the aggregate principal amount of all such loans and Capital Lease Obligations for the Company and its Subsidiaries shall not exceed Six Million Dollars ($6,000,000) in the aggregate at any time outstanding;

(h)        Section 10.19.             Section 10.19 of the Note Agreement is amended by replacing such Section in its entirety with the following:

Section 10.19  Credit Documents.  The Company shall not, without the prior written consent of the Required Holders, amend, restate, supplement or otherwise modify the Credit Documents to (a) increase the committed principal amount of the Revolving Credit Facility unless such increase shall be permitted pursuant to Section 10.9(l), (b) change the date of any scheduled principal payment to a date prior to September 21, 2011 or (c) otherwise modify any provision such that a Default or Event of Default will exist.  The Obligors shall not, without the prior written consent of the Required Holders, permit to exist, on the occurrence of any condition or otherwise, any Lien or other security in favor of the trustee for or the Bank Lenders or any agent therefor other than any Lien granted to Collateral Agent for the benefit of both the Bank Lenders and the holders of the Notes and Liens on assets of Foreign Subsidiaries to the extent subject to the Intercreditor Agreement.  The Company will not reduce the commitments to its Revolving Credit Facility to less than the Minimum Revolver Amount, except to the extent that the Company has offered to the holders of the Notes a proportionate prepayment of the Notes pursuant to Section 8.1(b) in connection with each such reduction of the Revolving Credit Facility below the Minimum Revolver Amount, and to the extent such offer is accepted, has made such prepayment.  The Company will not make any Restricted Payment under the Credit Agreement other than Restricted Payments under Section 10.14.  For purposes of this Section 10.19, the Minimum Revolver Amount at any time shall mean $85,000,000, reducing to $84,000,000 on December 31, 2010, reducing to $83,000,000 on March 31, 2011 and reducing to and remaining $82,000,000 on June 30, 2011 and thereafter.
                  (i)         Section 10.      Section 10 of the Note Agreement is amended by adding the following as new Sections 10.25 and 10.26 at the end of
Section 10:

Section 10.25  Restructure of Foreign Subsidiaries. Except as listed on Schedule 10.25, the Obligors agree that the Obligors will not commence a material restructuring (including any insolvency action with respect thereto) of any Foreign Borrower (as such term is defined in the Credit Agreement) or any Subsidiary which was formerly a Foreign Borrower under the Credit Agreement (notwithstanding its release as a Foreign Borrower under the Credit Agreement pursuant to the Second Amendment to Credit Agreement or otherwise as contemplated thereby), so long as any Obligations (as such term is defined in the Credit Agreement) of such Foreign Subsidiary under the Credit Agreement are outstanding and for a period of twelve (12) months following repayment of any such obligations, unless such action is required under order of any Governmental Authority after the Obligors have taken all steps reasonably available to prevent, object to or stay such action.

Section 10.26  Minimum Asset Coverage Ratio:  The Company shall not suffer or permit at as of the last day of any fiscal quarter the Minimum Asset Coverage Ratio of the Company to be less than to be less than 1.05 to 1.00.

            (j)         Schedule B.   Schedule B to the Note Agreement is amended by (1) adding thereto the following definitions of “Alternate Currency”, “Attributable Indebtedness”, “Minimum Asset Coverage Ratio”, “Second Amendment Date” and “Second Amendment to Credit Agreement” in appropriate alphabetical order and (2) replacing the definition of “EBITDA” and “Subsidiary” in their entirety with the following definitions of “EBITDA” and “Subsidiary”:

“Alternate Currency” shall mean Euros or any other currency, other than Dollars, agreed to by the holders of the Notes that shall be freely transferable and convertible into Dollars.

 “Attributable Indebtedness” shall mean, on any date, in respect of any operating lease of a Person, the capitalized amount of the remaining lease payments under such lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if the obligations under such lease were accounted for as Capital Lease Obligations.

“EBITDA” shall mean, for the Company and its Subsidiaries on a consolidated basis for any period, after giving Acquisition Pro Forma Effect to any Acquisition made during such period, the sum of (a) Section 10.10 Consolidated Net Income, plus (b) Section 10.10 Interest Expense, plus (c) any provision for taxes based on income or profits that was deducted in computing Section 10.10 Consolidated Net Income, plus (d) depreciation, plus (e) amortization of intangible assets and other non-recurring non-cash charges, plus (f) non-recurring non-cash restructuring charges, minus without duplication, the aggregate amounts included in determining such Section 10.10 Consolidated Net Income in respect of: (i) extraordinary or unusual non-cash gains not incurred in the ordinary course of business and (ii) foreign exchange gains as reported in Other Income according to GAAP and the positive impact to EBITDA resulting from converting Alternate Currency-based income to Dollar-based income at an exchange rate exceeding $1.46 per €1.00, to the extent such amounts together exceed $5,000,000 for such period; provided that for purposes of calculating the Leverage Ratio and the applicable financial covenants set forth in Section 10.2, Section 10.5 and Section 10.6 hereof, EBITDA shall be deemed to be (A) negative ($3,513,000) for the fiscal quarter ended June 30, 2009, (B) negative ($3,382,000) for the fiscal quarter ended September 30, 2009 and (C) $3,680,000 for the fiscal quarter ended December 31, 2009.

"Minimum Asset Coverage Ratio” means, as of any date of determination, determined on a Consolidated basis, the ratio of: (a) the sum of Consolidated Accounts Receivable (as defined by GAAP) of the Company as of such date, plus Consolidated Inventory (as defined by GAAP) of the Company as of such date to (b) the outstanding “Revolving Credit Exposure” (as defined in the Credit Agreement as in effect as of the Second Amendment Date) at such time.

“Second Amendment Date” shall mean March 5, 2010.

“Second Amendment to Credit Agreement” shall mean that certain Amendment No.2 to Amended and Restated Credit Agreement, dated as of March 5, 2010, by and among the Obligors, certain of their other subsidiaries, the lenders parties thereto and KeyBank National Association, as Administrative Agent.

“Subsidiary” shall mean, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company; provided, however that Kugelfertigung Eltmann GmbH shall not be considered a Subsidiary for purposes of this Agreement except with respect to the following definitions and Sections: (i) Section 7.1(a); (ii) Section 7.1(b); (iii) Section 10.10(m); (iv) Section 10.22; and (v) the definitions of the following terms set forth in Schedule B:  “Consolidated”; “Consolidated Fixed Charges”; “Consolidated Funded Debt”; “Consolidated Net Income”; “Consolidated Net Worth”; “Consolidated Section 10.10 Debt”; “Consolidated Total Assets”; “EBITDA”; “Foreign Subsidiary”; “Funded Debt”; “Interest Charges”; “Leverage Ratio”; “Pledged Securities”; “Section 10.10 Consolidated Net Income”; “Section 10.10 Interest Expense”; and “Section 10.10 Rent Expense”.

2.        Waiver of Mandatory Prepayment.  The Noteholders waive the requirement under Section 10.19 of the Agreement that the Company offer to prepay a portion of the Notes pursuant to Section 8.1(b) in connection with the reduction of the Revolving Credit Facility to $85,000,000 pursuant to the Second Amendment to Credit Agreement (as defined below).

3.        Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Noteholders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Company shall have no rights under this Amendment, until the Noteholders shall have received (i) payment of an amendment fee to the Noteholders in the amount of 0.25% of the aggregate outstanding principal amount of the Notes, (ii) payment of a structuring fee to the Noteholders in the amount of $16,806, (iii) reimbursement or payment of their costs and expenses incurred in connection with this Amendment or the Note Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Noteholders) and (iv) each of the following:

(a)        executed counterparts to this Amendment from the Company, each of the Guarantors and the Noteholders;

(b)        a certified copy of the fully effective amendment to the Credit Documents, in form and substance satisfactory to the Noteholders, incorporating in substance the amendments set forth in Section 1 hereof, authorizing KeyBank National Association, as Administrative Agent, to enter into the amendment to the Intercreditor Agreement contemplated in clause (c) below and consenting to the execution, delivery and performance of this Amendment by the Company and the Guarantors (the “Second Amendment to Credit Agreement”); and

(c)        a fully effective amendment to the Intercreditor Agreement, in form and substance satisfactory to the Noteholders.

4.        Representations and Warranties.  To induce the Noteholders to enter into this Amendment, each Obligor hereby represents and warrants to the Noteholders that:

(a)        The execution, delivery and performance by such Obligor of this Amendment (i) are within such Obligor’s power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of such Obligor’s certificate of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Obligor or any of its Subsidiaries is a party or by which such Obligor or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of such Obligor or any of its Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person;

(b)        This Amendment has been duly executed and delivered for the benefit of or on behalf of each Obligor and constitutes a legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms; and

(c)        After giving effect to this Amendment, the representations and warranties contained in the Note Agreement and the other Financing Agreements are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing, or would result herefrom, as of the date hereof, except for representations and warranties that were given as of a specific earlier date (which remain true and correct as of such earlier date) or representations and warranties which became inaccurate solely as a result of changes permitted under the Note Agreement.

5.                  Reaffirmations and Acknowledgments.

(a)        Reaffirmation of Guaranty.  Each Guarantor consents to the execution and delivery by the Company of this Amendment and jointly and severally ratify and confirm the terms of its Guaranty of the Obligations of the Company arising under Section 23 of the Note Agreement.  Each Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Company to the Noteholders or any other obligation of the Company, or any actions now or hereafter taken by the Noteholders with respect to any obligation of the Company, Section 23 of the Note Agreement (i) is and shall continue to be a primary obligation of the Guarantors, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantors under Section 23 of the Note Agreement.

(b)        Acknowledgment of Perfection of Security Interest. Each Obligor hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Collateral Agent and the Noteholders under the Note Agreement, the Pledge Agreements and the other Financing Agreements are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Note Agreement and the other Financing Agreements.

6.                  Effect of Amendment.  Except as set forth expressly herein, all terms of the Note Agreement, as amended hereby, and the other Financing Agreements shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Obligors to the Noteholders.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Noteholders under the Note Agreement, nor constitute a waiver of any provision of the Note Agreement.  This Amendment shall constitute a Financing Agreement for all purposes of the Note Agreement.

7.                  Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.

8.                  No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Note Agreement or an accord and satisfaction in regard thereto.

9.                  Costs and Expenses; Agreement With Respect to the Credit Documents.  The Company agrees to pay on demand all reasonable costs and expenses of the Noteholders in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Noteholders with respect thereto.  To the extent any Bank Lender is compensated for executing and delivering the Second Amendment to Credit Agreement, whether by fee, increased yield or otherwise, the Company shall provide the Noteholders with at least the equivalent economic consideration, including without limitation the fees set forth in subparagraphs (i) and (ii) of Section 3 of this Amendment (it being understood that the foregoing sentence shall in no way be deemed to constitute a consent on the part of the Noteholders for any such additional compensation to such Persons).

10.              Counterparts.This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

11.              Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

12.              Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Remainder of page intentionally blank.]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

Company: NN, Inc.

By:	/s/James H. Dorton
Name: James H. Dorton
Title: Vice President and CFO

GUARANTORS

Industrial Molding Corporation, as successor by merger to Industrial Molding Group, L.P.

By:	/s/ James H. Dorton
Name: James H. Dorton
Title: Treasurer

The Delta Rubber Company, a Connecticut corporation

By:	/s/ James H. Dorton
Name: James H. Dorton
Title: Treasurer

Whirlaway Corporation, an Ohio corporation

By:	/s/ James H. Dorton
Name: James H. Dorton
Title: Treasurer

Triumph LLC, an Arizona limited liability company

By:	/s/ James H. Dorton
Name: James H. Dorton
Title: Treasurer

                                                                                                     NOTEHOLDERS:
The Prudential Insurance Company of America

By:	/s/ Billy Greer
Name: Billy Greer
Title: Senior Vice President

Prudential Retirement Insurance and Annuity Company By: Prudential Investment Management, Inc., as investment manager

By:	/s/ Billy Greer
Name: Billy Greer
Title: Senior Vice President

American Bankers Life Assurance Company of Florida, Inc.

By:  Prudential Private Placement Investors, L.P., as Investment Advisor

By:  Prudential Private Placement Investors, Inc., as its General Partner

By:	/s/ Billy Greer
Name: Billy Greer
Title: Senior Vice President

Farmers New World Life Insurance Company By: Prudential Private Placement Investors, L.P., as Investment Advisor By: Prudential Private Placement Investors, Inc., as its General Partner

By:	/s/ Billy Greer
Name: Billy Greer
Title: Senior Vice President

Union Security Insurance Company, as successor to Time Insurance Company

By:  Prudential Private Placement Investors, L.P., as Investment Advisor

By:  Prudential Private Placement Investors, Inc., as its General Partner

By:	/s/ Billy Greer
Name: Billy Greer
Title: Senior Vice President

Schedule 10.25

to

Second Amended and Restated Note Purchase Agreement and Shelf Agreement

            1.         NN Netherlands employee reduction action (up to 52 employees)

            2.         NN Italy employee reduction action (up to 34 employees)